CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 20 to Registration Statement No. 33-89848 of United of Omaha Separate Account C of our report dated April 28, 2008, related to the financial statements and financial highlights of the subaccounts of United of Omaha Separate Account C, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.


/s/ Deloitte & Touche, LLP


Omaha, Nebraska
April 28, 2008